ATTACHMENT B


Form N-SAR
Semi-Annual Period ended February 28, 2011

Sub-Item 77K:  Changes in registrants certifying accountants

Deloitte & Touche LLP (Deloitte), was replaced as Hatteras
VC Co-Investment Fund II, LLCs (the Registrant) independent auditors effective December 3, 2010. The Registrants Audit Committee participated in, and approved, the decision to change auditors. Deloittes report on the Registrants financial statements for the fiscal year ended August 31, 2010 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Since the Registrants inception on September 1, 2009 and during the Registrants fiscal year ended August 31, 2010 and through December 3, 2010, (i) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection withits reports on the Registrants financial statements for such years, and (ii) there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under theSecurities Exchange Act of 1934, as amended.

On December 3, 2010, the Fund, by action of its Board of Managers upon the recommendation of the Registrants Audit Committee engaged McGladrey & Pullen, LLP as the independent registered public accounting firm to audit the Registrants financial statements for the fiscal year ending August 31, 2011. Since the Registrants inception on September 1, 2009 and during the Registrants fiscal year ended August 31, 2010 and through December 3, 2010, neither the Registrant nor anyone on its behalf has consulted with McGladrey & Pullen, LLP on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements, or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(iv) of said Item 304).

The Registrant has requested Deloitte to furnish it with a letter addressed to the Securities and Exchange Commission stating whether Deloitte agrees with the statements contained above. A copy of the letter from Deloitte, dated April 29th, 2011 to the Securities and Exchange Commission is filed as an exhibit hereto.